Exhibit 99.1
American Commercial Lines Announces Results for Quarter and Six Months ended June 30, 2010
JEFFERSONVILLE, IN, July 29, 2010 — American Commercial Lines Inc. (NASDAQ: ACLI) (“ACL” or the “Company”) today announced results for the quarter and six months ended June 30, 2010.
Second Quarter 2010 Results
Revenues for the quarter were $164.3 million, a 24.8% decrease compared with $218.5 million for the second quarter of 2009. Transportation revenues increased by $4.6 million or 3.2%, while manufacturing revenue fell $59.0 million or 83.2% due to lower volumes. The Company’s current quarter loss from continuing operations of $1.4 million, or $0.11 per diluted share, was approximately one-half of the loss of $2.9 million or $0.23 per diluted share for the second quarter of 2009. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from continuing operations for the quarter was $19.0 million with an EBITDA margin of 11.6%, compared to $20.9 million for the second quarter of 2009 with an EBITDA margin of 9.6%. The attachment to this press release reconciles net income to EBITDA.
The improved year-over-year quarterly income from continuing operations was driven by stronger transportation segment results and lower interest costs on lower outstanding debt balances, offset by lower manufacturing segment results. Results for the second quarter of 2009 included after-tax severance and Houston sales office closure expenses of $0.3 million or $0.03 per share.
Commenting on second quarter results, Michael P. Ryan, President and Chief Executive Officer, stated, “We continued to improve the fundamentals of our business despite the weak economy. These fundamentals include executing our strategic initiatives and controlling costs. Our improved income from continuing operations and current year cash flows from operations, boat sales and a government grant allowed us to continue to reinvest in our fleet while reducing debt in the quarter. We have seen some volume recovery in the liquids and metals transportation markets, but volumes remain significantly below pre-recession levels. Pricing levels appear to have stabilized as well, but are also well below levels achieved in periods of normal volume. With revenues down, we focused primarily on cost control, a path that drove a $10.4 million improvement in the transportation segment’s operating income compared to the prior year quarter. Our manufacturing business volumes declined significantly as potential customers are delaying capital spending for new barges. We have right-sized our manufacturing business during this downturn and were still able to generate positive operating income in the first half, despite the negative impact of a month-long labor strike in April.
“In weak and strong economies, we remain focused on executing our strategic initiatives and improving our business fundamentals. We believe our improved quarter-over-quarter transportation segment financial performance is a key metric of our progress. Historically, we generate stronger financial results the last half of each year, primarily driven by demand from the grain harvest. Based upon USDA forecasts for the upcoming harvest, we believe this trend will continue with a more normal grain demand increase in this year’s third quarter, as opposed to last year’s weather-delayed harvest.”
The increase in transportation segment revenues was driven by affreightment revenue which increased $5.7 million or 5.6%. This increase was attributable to 12.9% higher per ton-mile average fuel neutral pricing as a result of an improved mix of commodities shipped, partially offset by an 11.0% overall decline in affreightment ton-mile volume. Total affreightment volume measured in ton-miles declined in the second quarter of 2010 to 7.9 billion compared to 8.9 billion in the same period of the prior year. Non-affreightment revenues decreased by $1.1 million, or 2.4%, primarily due to lower demurrage and charter/day rate revenue. The improved mix of commodities shipped resulted from volume increases in higher revenue per ton-mile liquid affreightment of 15.6% and dry bulk affreightment of 7.9%. This improved mix was partially offset by volume decreases in lower rate grain, which declined 26.6% and coal, which declined 13.8%.
The transportation segment’s operating income of $7.2 million in the second quarter of 2010 was an improvement of $10.4 million from the segment’s operating loss in the second quarter of 2009. The improved results were driven by the higher revenue level and improvement in the operating ratio, the ratio of all expenses to revenue. The operating ratio improved by 7.0 points to 95.2%. Higher affreightment and scrapping revenues and cost controls related to selling, general and administrative expenses (“SG&A”) and other operating costs drove the improved ratio. SG&A expenses decreased $5.5 million due primarily to lower salaries and fringe benefits, reductions in new and developed claims and lower consulting and professional fees. Despite increases in per gallon fuel costs, total non-SG&A operating costs as a percent of sales declined by three full points.
Manufacturing revenues were $11.9 million in the second quarter of 2010 compared to $70.9 million in the second quarter of 2009. Seventeen fewer liquid tank barges, 10 fewer dry hopper barges and one fewer ocean-going liquid tank barge were sold in the second quarter of 2010 than in the same period of 2009. In the second quarter of 2010 the manufacturing segment sold nine dry hopper barges, two liquid tank barges and one ocean-going liquid tank barge and delivered 17 covered dry barges for internal use. Manufacturing operating margin was essentially breakeven in the second quarter of 2010, with the $0.2 million operating loss resulting from costs related to the month-long April 2010 labor strike. In the second quarter of 2009, the manufacturing segment’s operating margin was 14.9% with $10.5 million of operating income. The decrease in margin is primarily attributable to the significantly lower level of external production and lower margin contracts, reflective of reduced customer demand and competitive pricing pressure.
Results for the Six Months ended June 30, 2010
Revenues for the six months ended June 30, 2010 were $312.6 million, a 24.0% decrease compared with $411.2 million for the first six months of 2009. Manufacturing revenues declined $82.8 million or 78.0%. Transportation revenue declined by $15.9 million or 5.3%. The loss from continuing operations of $4.8 million, or $0.38 per diluted share, represented an improvement of $2.6 million compared to a loss from continuing operations of $7.4 million or

$0.58 per diluted share for the six months ended June 30, 2009. EBITDA from continuing operations for the six months ended June 30, 2010 was $34.2 million with an EBITDA margin of 10.9%, compared to $35.2 million with an EBITDA margin of 8.6% for the comparable six month period in 2009.
The improved results for the six months ended June 30, 2010 compared to the same period of the prior year were driven by stronger transportation segment results, reduced interest costs on lower outstanding debt balances and the impact of the prior year non-comparable charges discussed below, largely offset by lower manufacturing segment results. Results for the six month ended June 30, 2009, included after-tax severance and Houston sales office closure expenses of $2.9 million or $0.23 per share and an after tax charge of $0.4 million or $0.03 per share related to a customer’s bankruptcy filing.
The stronger transportation segment revenues in the three months ended June 30, 2010, did not fully offset the lower first quarter revenues resulting in decreased transportation segment revenues for the six months ended June 30, 2010. For the six months ended June 30, 2010, affreightment revenues decreased $6.3 million or 3.0% and non-affreightment revenues decreased $9.7 million or 10.3%. The decrease in non-affreightment was primarily due to lower towing and demurrage revenue. The decrease in affreightment revenue was due to a 14% decline in ton-mile volumes, partially offset by an 8.8% improvement in fuel neutral rate per ton mile due to improved sales mix. The improved sales mix resulted from volume increases in the higher rate per ton mile liquids and dry bulk markets of 17.8% and 1.0%, respectively, while volumes decreased in our lower rate grain and coal markets by 21.0% and 26.3%, respectively. Total affreightment ton-miles declined to 14.7 billion for the six months ended June 30, 2010 compared to 17.1 billion in the prior year period, due to the declines in grain and coal, which represented 58% of total ton-mile volume in the first six months of 2010.
The transportation segment’s operating income of $10.0 million in the six months ended June 30, 2010, was an improvement of $16.5 million from the segment’s operating loss in the six months ended June 30, 2009. The improved results were driven by improvement in the operating ratio, which improved by 5.7 points to 96.5%, primarily due to higher affreightment and scrapping revenues, cost controls related to SG&A and other operating costs, as well as the impact of the non-comparable 2009 charges for severance, office closures and a customer bankruptcy. SG&A expenses decreased primarily due to reductions in new and developed insurance claims, lower salaries and fringe benefits and lower consulting and professional fees. Despite increases in per gallon fuel costs, total non-SG&A operating costs as a percent of sales declined by one full point.
Manufacturing revenues were $23.3 million in the six months ended June 30, 2010, compared to $106.2 million in the six months ended June 30, 2009 due to 10 fewer dry hoppers and 25 fewer liquid tank barges sold in the current year period. Manufacturing operating margin was slightly positive in the six months ended June 30, 2010, after inclusion of period costs related to the month-long April 2010 labor strike. In the six months ended June 30, 2009, the manufacturing segment’s operating margin was 13.8% with $14.7 million of operating income. The reasons for the decrease in margin are the same as for the second quarter.
Cash Flow

Total availability under the Company’s revolving facility was approximately $230 million at June 30, 2010. During the six months ended June 30, 2010 ACL had $21.9 million of capital expenditures primarily related to $16.9 million in costs of new dry covered barges. The Company generated $7.3 million in proceeds from asset management actions and received grant funding of $2.3 million for the six months ended June 30, 2010. The proceeds were primarily from the sale of surplus boats during the first quarter. The grant reimbursed capital expended in 2009 for a manufacturing segment capital project. The Company generated $12.9 million in cash from operations during the six months ended June 30, 2010, compared to $57.5 million in the prior year with the majority of the change driven by the relative level of working capital uses of cash in the respective periods. The current year increase in working capital uses of cash resulted from higher inventory levels at Jeffboat, our manufacturing segment, due to the month-long labor strike in April and weather-related delivery delays and to the increase in current income tax refunds receivable related to the 2009 net operating loss. The Company expects that as it continues to deliver barges in the second half of the year and collects the refundable income taxes that uses of cash for working capital will be essentially neutral in 2010 full-year.
Second Quarter 2010 Earnings Conference Call
ACL will conduct a conference call to discuss the Company’s quarter and six months ended June 30, 2010 earnings on July 29, 2010 at 10:00 a.m. Eastern time. ACL’s live webcast, featuring a slide presentation, may be accessed at www.aclines.com. The telephone numbers to access the conference call are: Domestic 866-788-0541; International 857-350-1679; and the Participant Passcode is 78013936. For those unable to participate in the live call or webcast, the ACL Conference Call will be archived at http://www.aclines.com within three hours of the conclusion of the live call and will remain available through September 29, 2010. Following this date, the slide presentation will remain archived at www.aclines.com.
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $850 million in revenues and approximately 2,570 employees as of December 31, 2009. For more information about American Commercial Lines Inc. visit www.aclines.com.
Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of American Commercial Lines Inc. Risks and uncertainties are detailed from time to time in American Commercial Lines Inc.’s filings with the SEC, including our report on Form 10-K for the year ended December 31, 2009 and our most recent Form 10-Q. American Commercial Lines Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.

AMERICAN COMMERCIAL LINES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except shares and per share amounts)
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues
Transportation and Services	$152,422	$147,607	$289,276	$305,078
Manufacturing	11,879	70,916	23,321	106,150

Revenues	164,301	218,523	312,597	411,228

Cost of Sales
Transportation and Services	135,245	135,319	258,297	275,385
Manufacturing	11,462	59,889	21,994	90,325

Cost of Sales	146,707	195,208	280,291	365,710

Gross Profit	17,594	23,315	32,306	45,518

Selling, General and Administrative Expenses	10,565	15,979	22,185	37,292

Operating Income	7,029	7,336	10,121	8,226

Other Expense (Income)
Interest Expense	9,766	11,802	19,619	20,333
Other, Net	(107)	(211)	(161)	(487)

Other Expense	9,659	11,591	19,458	19,846

Loss from Continuing Operations before Income Taxes	(2,630)	(4,255)	(9,337)	(11,620)

Income Tax Benefit	(1,267)	(1,318)	(4,494)	(4,209)

Loss from Continuing Operations	(1,363)	(2,937)	(4,843)	(7,411)
Discontinued Operations, Net of Tax	(2)	(831)	(2)	(1,815)

Net Loss	$(1,365)	$(3,768)	$(4,845)	$(9,226)

Basic loss per common share:
Loss from continuing operations	$(0.11)	$(0.23)	$(0.38)	$(0.58)
Loss from discontinued operations, net of tax	—	(0.07)	—	(0.15)

Basic loss per common share	$(0.11)	$(0.30)	$(0.38)	$(0.73)

Loss per common share — assuming dilution:
Loss from continuing operations	$(0.11)	$(0.23)	$(0.38)	$(0.58)
Loss from discontinued operations, net of tax	—	(0.07)	—	(0.15)

Loss per common share — assuming dilution	$(0.11)	$(0.30)	$(0.38)	$(0.73)

Weighted Average Shares Outstanding:
Basic	12,810,811	12,712,985	12,786,314	12,700,403
Diluted	12,810,811	12,712,985	12,786,314	12,700,403

AMERICAN COMMERCIAL LINES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except shares and per share amounts)

	June 30,	December 31,
	2010	2009 (1)

ASSETS
Current Assets
Cash and Cash Equivalents	$1,490	$1,198
Accounts Receivable, Net	64,580	93,295
Inventory	57,127	39,070
Deferred Tax Asset	3,897	3,791
Assets Held for Sale	1,703	3,531
Prepaid Expenses and Other Current Assets	35,782	23,879

Total Current Assets	164,579	164,764
Properties, Net	516,038	521,068
Investment in Equity Investees	4,534	4,522
Other Assets	30,689	33,536

Total Assets	$715,840	$723,890

LIABILITIES
Current Liabilities
Accounts Payable	$25,996	$34,163
Accrued Payroll and Fringe Benefits	15,563	18,283
Deferred Revenue	14,023	13,928
Accrued Claims and Insurance Premiums	12,171	16,947
Accrued Interest	12,207	13,098
Current Portion of Long Term Debt	114	114
Customer Deposits	1,000	1,309
Other Liabilities	26,647	31,825

Total Current Liabilities	107,721	129,667
Long Term Debt	350,202	345,419
Pension and Post Retirement Liabilities	32,439	31,514
Deferred Tax Liability	55,205	40,133
Other Long Term Liabilities	6,201	6,567

Total Liabilities	551,768	553,300

STOCKHOLDERS’ EQUITY
Common stock; authorized 50,000,000 shares at $.01 par value; 16,044,025 and 15,898,596 shares issued and outstanding as of June 30, 2010 and December 31, 2009, respectively	160	159
Treasury Stock; 3,210,897 and 3,179,274 shares at June 30, 2010 and December 31, 2009, respectively	(314,049)	(313,328)
Other Capital	300,295	299,486
Retained Earnings	179,017	183,862
Accumulated Other Comprehensive (Loss) Income	(1,351)	411

Total Stockholders’ Equity	164,072	170,590

Total Liabilities and Stockholders’ Equity	$715,840	$723,890

(1)	The Consolidated Balance Sheet at December 31, 2009 has been derived from the audited consolidated financial statements at that date, but does not include all the information and footnotes required by generally accepted accounting principles.

AMERICAN COMMERCIAL LINES INC.
NET INCOME TO EBITDA RECONCILIATION
(Dollars in thousands)
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net Loss from Continuing Operations	$(1,363)	$(2,937)	$(4,843)	$(7,411)
Discontinued Operations, Net of Income Taxes	(2)	(831)	(2)	(1,815)

Consolidated Net Loss	$(1,365)	$(3,768)	$(4,845)	$(9,226)

Adjustments from Continuing Operations:
Interest Income	—	(5)	(1)	(11)
Interest Expense	9,766	11,802	19,619	20,333
Depreciation and Amortization	11,912	13,389	23,911	26,473
Taxes	(1,267)	(1,318)	(4,494)	(4,209)
Adjustments from Discontinued Operations:
Interest Income	—	—	—	(1)
Interest Expense	—	10	—	20
Depreciation and Amortization	—	345	—	801
Taxes	—	(219)	—	(832)

EBITDA from Continuing Operations	19,048	20,931	34,192	35,175
EBITDA from Discontinued Operations	(2)	(695)	(2)	(1,827)

Consolidated EBITDA	$19,046	$20,236	$34,190	$33,348

EBITDA from Continuing Operations by Segment:
Transportation Net Loss	$(1,229)	$(13,542)	$(4,974)	$(22,269)
Interest Income	—	(5)	(1)	(11)
Interest Expense	9,766	11,802	19,619	20,333
Depreciation and Amortization	11,000	12,419	22,074	24,554
Taxes	(1,267)	(1,318)	(4,494)	(4,230)

Transportation EBITDA	$18,270	$9,356	$32,224	$18,377

Manufacturing Net (Loss) Income	$(214)	$10,596	$14	$14,748
Depreciation and Amortization	828	885	1,669	1,751

Total Manufacturing EBITDA	614	11,481	1,683	16,499
Intersegment Profit	—	—	—	—

External Manufacturing EBITDA	$614	$11,481	$1,683	$16,499

Management considers EBITDA to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. EBITDA should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies.
However, the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance.

AMERICAN COMMERCIAL LINES INC.
Statement of Operating Income by Reportable Segment
(Dollars in thousands)
(Unaudited)

			All
	Reportable Segments		Other	Intersegment
	Transportation	Manufacturing	Segments	Elimination	Total
Quarter ended June 30, 2010
Total revenue	$150,578	$19,015	$2,024	$(7,316)	$164,301
Intersegment revenues	180	7,136	—	(7,316)	—

Revenue from external customers	150,398	11,879	2,024	—	164,301
Operating expense
Materials, supplies and other	52,602	—	—	—	52,602
Rent	5,151	—	—	—	5,151
Labor and fringe benefits	31,038	—	—	—	31,038
Fuel	31,122	—	—	—	31,122
Depreciation and amortization	11,000	—	—	—	11,000
Taxes, other than income taxes	3,216	—	—	—	3,216
Loss on disposition of equipment	278	—	—	—	278
Cost of goods sold	—	11,462	838	—	12,300

Total cost of sales	134,407	11,462	838	—	146,707
Selling, general & administrative	8,834	625	1,106	—	10,565

Total operating expenses	143,241	12,087	1,944	—	157,272

Operating income (loss)	$7,157	$(208)	$80	$—	$7,029

Quarter ended June 30, 2009
Total revenue	$145,781	$78,987	$1,838	$(8,083)	$218,523
Intersegment revenues	—	8,071	12	(8,083)	—

Revenue from external customers	145,781	70,916	1,826	—	218,523
Operating expense
Materials, supplies and other	54,678	—	—	—	54,678
Rent	5,380	—	—	—	5,380
Labor and fringe benefits	27,090	—	—	—	27,090
Fuel	31,602	—	—	—	31,602
Depreciation and amortization	12,419	—	—	—	12,419
Taxes, other than income taxes	3,668	—	—	—	3,668
Gain on disposition of equipment	(193)	—	—	—	(193)
Cost of goods sold	—	59,889	675	—	60,564

Total cost of sales	134,644	59,889	675	—	195,208
Selling, general & administrative	14,354	483	1,142	—	15,979

Total operating expenses	148,998	60,372	1,817	—	211,187

Operating (loss) income	$(3,217)	$10,544	$9	$—	$7,336

AMERICAN COMMERCIAL LINES INC.
Statement of Operating Income by Reportable Segment
(Dollars in thousands)
(Unaudited)

			All
	Reportable Segments		Other	Intersegment
	Transportation	Manufacturing	Segments	Elimination	Total
Six Months ended June 30, 2010
Total revenue	$285,642	$44,500	$3,956	$(21,501)	$312,597
Intersegment revenues	322	21,179	—	(21,501)	—

Revenue from external customers	285,320	23,321	3,956	—	312,597
Operating expense
Materials, supplies and other	102,423	—	—	—	102,423
Rent	10,389	—	—	—	10,389
Labor and fringe benefits	60,077	—	—	—	60,077
Fuel	59,009	—	—	—	59,009
Depreciation and amortization	22,074	—	—	—	22,074
Taxes, other than income taxes	6,334	—	—	—	6,334
Gain on disposition of equipment	(3,593)	—	—	—	(3,593)
Cost of goods sold	—	21,994	1,584	—	23,578

Total cost of sales	256,713	21,994	1,584	—	280,291
Selling, general & administrative	18,641	1,289	2,255	—	22,185

Total operating expenses	275,354	23,283	3,839	—	302,476

Operating income	$9,966	$38	$117	$—	$10,121

Six Months ended June 30, 2009
Total revenue	$301,268	$115,855	$3,887	$(9,782)	$411,228
Intersegment revenues	—	9,705	77	(9,782)	—

Revenue from external customers	301,268	106,150	3,810	—	411,228
Operating expense
Materials, supplies and other	111,501	—	—	—	111,501
Rent	10,955	—	—	—	10,955
Labor and fringe benefits	58,243	—	—	—	58,243
Fuel	63,918	—	—	—	63,918
Depreciation and amortization	24,554	—	—	—	24,554
Taxes, other than income taxes	7,179	—	—	—	7,179
Gain on disposition of equipment	(2,297)	—	—	—	(2,297)
Cost of goods sold	—	90,325	1,332	—	91,657

Total cost of sales	274,053	90,325	1,332	—	365,710
Selling, general & administrative	33,789	1,155	2,348	—	37,292

Total operating expenses	307,842	91,480	3,680	—	403,002

Operating (loss) income	$(6,574)	$14,670	$130	$—	$8,226

AMERICAN COMMERCIAL LINES INC.
SELECTED FINANCIAL AND NONFINANCIAL DATA
(Dollars in thousands except where noted)
(Unaudited)

	Quarter Ended Dec. 31,		Six Months Ended Dec. 31,
	2010	2009	2010	2009

Consolidated EBITDA	$19,046	$20,236	$34,190	$33,348

Transportation Revenue and EBITDA
Revenue	$150,398	$145,781	$285,320	$301,268
EBITDA	18,270	9,356	32,224	18,377

Manufacturing Revenue and EBITDA (External and Internal)
Revenue	$19,015	$78,987	$44,500	$115,855
EBITDA	614	11,481	1,683	16,499

Manufacturing External Revenue and EBITDA
Revenue	$11,879	$70,916	$23,321	$106,150
EBITDA	614	11,481	1,683	16,499

Average Domestic Barges Operated
Dry	2,141	2,195	2,142	2,219
Liquid	341	376	349	381

Total	2,482	2,571	2,491	2,600

Fuel Price (Average Dollars per gallon)	$2.22	$1.86	$2.15	$1.92

Capital Expenditures (including software)	$6,520	$4,528	$22,196	$13,376
Management considers EBITDA to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDA provides us with an understanding of the Company’s revenues before the impact of investing and financing transactions and income taxes. EBITDA should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies.
However, the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance.

AMERICAN COMMERCIAL LINES INC. OPERATING RESULTS by BUSINESS SEGMENT
Quarter Ended June 30, 2010 as compared with Quarter Ended June 30, 2009
(Dollars in thousands except where noted)
(Unaudited)

				% of Consolidated
				Revenue
	Quarter Ended June 30,			2nd Quarter
	2010	2009	Variance	2010	2009
REVENUE
Transportation and Services	$152,422	$147,607	$4,815	92.8%	67.6%
Manufacturing (external and internal)	19,015	78,987	(59,972)	11.6%	36.1%
Intersegment manufacturing elimination	(7,136)	(8,071)	935	(4.4%)	(3.7%)

Consolidated Revenue	164,301	218,523	(54,222)	100.0%	100.0%

OPERATING EXPENSE
Transportation and Services	145,185	150,815	(5,630)
Manufacturing (external and internal)	19,223	68,443	(49,220)
Intersegment manufacturing elimination	(7,136)	(8,071)	935

Consolidated Operating Expense	157,272	211,187	(53,915)	95.7%	96.6%

OPERATING INCOME
Transportation and Services	7,237	(3,208)	10,445
Manufacturing (external and internal)	(208)	10,544	(10,752)
Intersegment manufacturing elimination	—	—	—

Consolidated Operating Income	7,029	7,336	(307)	4.3%	3.4%

Interest Expense	9,766	11,802	(2,036)
Other Expense (Income)	(107)	(211)	104

Loss Before Income Taxes	(2,630)	(4,255)	1,625

Income Tax Benefit	(1,267)	(1,318)	51
Discontinued Operations	(2)	(831)	829

Net Loss	$(1,365)	$(3,768)	$2,403

Domestic Barges Operated (average of period beginning and end)	2,482	2,571	(89)

Revenue per Barge Operated (Actual)	$60,595	$56,702	$3,893

AMERICAN COMMERCIAL LINES INC. OPERATING RESULTS by BUSINESS SEGMENT
Six Months Ended June 30, 2010 as compared with Six Months Ended June 30, 2009
(Dollars in thousands except where noted)
(Unaudited)

				% of Consolidated
				Revenue
	Six Months Ended June 30,			Six Months
	2010	2009	Variance	2010	2009
REVENUE
Transportation and Services	$289,276	$305,078	$(15,802)	92.5%	74.2%
Manufacturing (external and internal)	44,500	115,855	(71,355)	14.2%	28.2%
Intersegment manufacturing elimination	(21,179)	(9,705)	(11,474)	(6.7%)	(2.4%)

Consolidated Revenue	312,597	411,228	(98,631)	100.0%	100.0%

OPERATING EXPENSE
Transportation and Services	279,193	311,522	(32,329)
Manufacturing (external and internal)	44,462	101,185	(56,723)
Intersegment manufacturing elimination	(21,179)	(9,705)	(11,474)

Consolidated Operating Expense	302,476	403,002	(100,526)	96.8%	98.0%

OPERATING INCOME
Transportation and Services	10,083	(6,444)	16,527
Manufacturing (external and internal)	38	14,670	(14,632)
Intersegment manufacturing elimination	—	—	—

Consolidated Operating Income	10,121	8,226	1,895	3.2%	2.0%

Interest Expense	19,619	20,333	(714)
Other Expense (Income)	(161)	(487)	326

Loss Before Income Taxes	(9,337)	(11,620)	2,283

Income Tax Benefit	(4,494)	(4,209)	(285)
Discontinued Operations	(2)	(1,815)	1,813

Net Loss	$(4,845)	$(9,226)	$4,381

Domestic Barges Operated (average of period beginning and end)	2,491	2,600	(109)

Revenue per Barge Operated (Actual)	$114,540	$115,872	$(1,332)